Exhibit 10.23
SILICON GRAPHICS INTERNATIONAL CORP.
FIRST AMENDMENT TO EMPLOYMENT LETTER

This FIRST AMENDMENT TO EMPLOYMENT LETTER (this “First Amendment”), effective December 18, 2015 (the “Effective Date”), is executed by and between Silicon Graphics International Corp., a Delaware corporation (“SGI”), and Kirk Williams (the “Employee”). SGI and the Employee are each individually referred to as a “Party” and are collectively referred to as the “Parties” herein.
RECITALS

Whereas, Employee and SGI have entered into an employment agreement letter dated May 24, 2013 (the “Employment Letter”); and
Whereas, the parties desire to amend the Employment Letter.

AGREEMENT

Now therefore, in consideration of the mutual promises and covenants set forth in this First Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that upon the Effective Date, the Employment Letter is hereby amended as follows:

1.	The Employment Letter is hereby amended to add the following terms:

DEFINITIONS.
Definition of “Cause.” For purposes of this offer letter agreement, “Cause” is defined as one or more of the following events: (i) the indictment or conviction for a felony or other crime, or any misdemeanor involving moral turpitude; (ii) the commission of any other act or omission involving fraud or intentional deceit with respect to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission involving dishonesty that causes material injury to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iv) gross negligence with respect to the Company or any of its subsidiaries; (v) willful misconduct with respect to the Company or any of its subsidiaries; (vi) any other material breach of your contractual, statutory, or common law obligations to the Company; provided, however, that, it shall only be deemed Cause pursuant to clause (vi) if you are given written notice describing the basis of Cause and, if the event is reasonably susceptible of cure, you fail to cure within thirty (30) days.
Definition of “Good Reason.” For purposes of this offer letter agreement, “Good Reason” is defined as one or more of the following conditions that occur without your written consent: (i) the assignment to you, or the removal from you, of any duties or responsibilities that results in the material diminution of your authority, duties or responsibilities, including a Change in Control that results in your no longer serving in your current position or any similar position; (ii) a material reduction by the Company of your base salary; (iii) the Company’s material breach of its obligations to you under this offer letter agreement; or (iv) your office relocation to a location more than fifty miles from your then present location; provided however that, it shall only be deemed Good Reason pursuant to the foregoing definition if (x) the Company is given written notice from you within ninety (90) days following the first occurrence of a condition that you consider to constitute Good Reason describing the condition and fails to remedy such condition within thirty (30) days following such written notice, and (y) you resign from employment within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
Definition of “Change in Control.” For purposes of this offer letter agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of either of the following events:
There is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) the Company or (B) a tender offer or exchange offer addressed to the stockholders of the Company and, in either event, immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or
There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.
The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. A transaction that does not constitute a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii) will not be considered a Change in Control for purposes of this letter agreement.
CHANGE IN CONTROL SEVERANCE BENEFITS. If, within 12 months following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason; and you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”); then in lieu of any Severance Benefits set forth in Section 10 herein, you shall be entitled to receive the following severance benefits (the “Change in Control Severance Benefits”); provided that you must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than fifty (50) days after your employment is terminated.  If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 9.  The severance payments will commence within sixty (60) days after your employment is terminated and, once they commence, will include any unpaid amounts accrued from the date your employment is terminated.  However, if the sixty (60) day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
Accelerated Vesting. You will be eligible to receive twelve (12) months of your unvested stock options and restricted stock units referred to herein and any subsequent grants of stock options, restricted stock units or any other equity awards granted under current or future plans shall become fully vested upon the closing of a Change in Control of the Company;
Severance Pay. You will be eligible to receive severance pay in the total amount equal to the sum of (i) six (6) months of your base salary in effect as of the employment termination date (ii) six months of your annual performance bonus at target, and (iii) the prorated amount of your annual performance bonus at target for the year in which the termination occurred. The severance pay will be paid in one lump sum payment, subject to required payroll deductions and withholdings; and
COBRA Benefits. If you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for six (6) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within six (6) months after your employment termination date. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the Company shall instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would otherwise be required to pay to continue your group health coverage in effect from the date of your termination of employment, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date on which you obtain other employment and (y) six (6) months after your employment termination date.
CONDITIONS TO ELIGIBILITY TO CHANGE IN CONTROL SEVERANCE BENEFITS. Notwithstanding the foregoing, you will not be eligible for the Change in Control Severance Benefits if: (A) your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason; or (B) in the event that you materially breach the Non-Disclosure Agreement, the Release of claims, or any other obligations you owe to the Company after termination of your employment (including but not limited to the provisions of the Non-Disclosure Agreement), and the Company’s obligation to provide the Change in Control Benefits (or to continue to provide such benefits) will cease immediately and in full as of the date of your breach.
DEFERRED COMPENSATION
Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service and (ii) your death. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).  Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
EXCISE TAX.
Reduced Amount. Anything in this agreement to the contrary notwithstanding, if any payment or benefit that you would receive pursuant to this offer letter agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greater economic benefit.
Order of Reduction. Any reduction shall be made in the following manner:  first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code.  Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Any reduction in the Payment that is required shall occur in such manner as will provide you with the greatest economic benefit. If more than one manner of reduction necessary to arrive at the Reduced Amount yields the greatest economic benefit, then payments and benefits shall be reduced pro rata.
Accounting Firm. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Payment Event shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Payment Event, a nationally recognized accounting firm appointed by the Board and reasonably approved by you shall make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
Calculations. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time or times as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.
DISPUTE RESOLUTION.
Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single neutral arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules for the resolution of employment disputes. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.
Arbitrator Authority. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. All claims, disputes, or causes of action under this Agreement, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor brought in any private attorney general capacity or proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.
Fees and Injunctive Relief. The Company shall pay all of JAMS’ arbitration fees. The parties agree that the arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in any action brought hereunder to the extent that such an award would be consistent with applicable law. The arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.
Federal Arbitration Act. This agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties' intention that both the procedural and the substantive provisions of the FAA shall apply.

2.	Except as amended herein, the Employment Letter shall remain in full force and effect without modification thereto.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date.
SILICON GRAPHICS                 EMPLOYEE
INTERNATIONAL CORP.

By: /s/ Pete Hilliard          By: /s/ Kirk Williams
Name:    Pete Hilliard                 Name: Kirk Williams
Title:    SVP, Chief Administrative Officer     Title:     Associate General Counsel

Signature Date: February 23, 2016         Signature Date: February 23, 2016

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